UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN CONSENT STATEMENT
SCHEDULE 14A INFORMATION

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Cephalon, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Good morning.  I am pleased to announce today that Cephalon will merge with Teva Pharmaceutical Industries LTD – a company that values our pipeline, our process AND our people.  The merger with Teva was unanimously recommended by our Board of Directors after evaluating a full range of strategic options for our company.

While Teva is known by all of us as one of the world’s largest generics manufacturers, in the last several years, they have made great strides in diversifying into the branded pharmaceutical business, which makes them a natural partner for Cephalon.

Teva sees great value in our currently marketed products and they also have a keen interest in the progression of our robust pipeline of compounds.  Just as important, Teva shares common values with Cephalon including a significant emphasis on enhancing patients lives, as well a deep respect for employees.  These important points, and the general regard Teva has for Cephalon, were emphasized in all of my conversations with their senior management.

Our extraordinary expertise in the development, sales and marketing of branded pharmaceutical products is very important to them.  Consequently, there will be opportunities for many of you in the merged organization.  Additionally, it is a nice synergy that Teva’s Americas Headquarters is located not far from Cephalon in the Philadelphia suburbs. For anyone who does not remain in the new organization, Teva has agreed to follow our company’s severance practices.

This merger is an exciting new opportunity for Cephalon.  Not only does it deliver maximum value to our shareholders, it also combines our expertise with Teva’s substantial resources – creating the best opportunity to advance important new medicines from our pipeline.

I recognize that the last few weeks have been difficult for everyone at Cephalon.  Behind the scenes, while the Cephalon management team and Board of Directors were working very hard to maximize value for our shareholders, our employees were never far from mind.  As I mentioned, we considered a full range of strategic options for our company.  After this thorough analysis, I believe our combination with Teva is the right path forward for Cephalon and the best opportunity to continue the important work we do on behalf of patients.

Please read the attached Press Release and Frequently Asked Questions document for more information about the merger.

In addition, I will host a live employee webcast within the coming week.  While I will not be able to answer all of your questions at this early stage, I will do my best to address as many as possible. You will receive information about the webcast in the next several days.

Thank you all for your hard-work, commitment and dedication to our company.  You have made Cephalon the world-class organization that it is today.  And, I am privileged and proud to work with all of you.

Additional Information:

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Cephalon, Inc. (the "Company") by Teva Pharmaceutical International Ltd. (“Teva”).  In connection with the proposed acquisition, Teva and the Company intend to file relevant materials with the Securities and Exchange Commission (the "SEC"), including the Company’s proxy statement on Schedule 14A relating to the transaction.

INVESTORS OF THE COMPANY ARE URGED TO READ THE COMPANY’S PROXY STATEMENT RELATING TO THE TRANSACTION, AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders will be able to obtain such documents free of charge through the website maintained by the SEC at www.sec.gov, at the Company's website at http://www.cephalon.com, or by contacting Innisfree M&A Incorporated at (877) 800-5186 (banks and brokers call collect at (212) 750-5833).

The Company and its directors and certain executive officers, may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock in respect of the proposed transaction.  Information about the directors and executive officers of the Company and their respective interests in the Company by security holdings or otherwise is set forth in its proxy statement relating to the 2011 annual meeting of stockholders, which was filed with the SEC on March 25, 2011.  Investors may obtain additional information regarding the interest of the participants by reading the proxy statement relating to the transaction when it becomes available.